Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated November 22, 2011 on the financial statements of the Columbia Strategic Allocation Fund, of the Columbia Funds Series Trust II, included in the Annual Report for the period ended September 30, 2011, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 50 to the Registration Statement (Form N-1A, No. 333-131683) of the Columbia Funds Series Trust II.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

January 26, 2012